VIACOMCBS BONUS DEFERRAL PLAN PART A

(2021 Restatement)

Section 1. Establishment and Purpose of the Plan.

1.1       Establishment. The Viacom Bonus Deferral Plan was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. As of December 31, 2005, it was renamed the CBS Bonus Deferral Plan, and as of October 1, 2021, it is hereby amended and restated as the ViacomCBS Bonus Deferral Plan. Any Eligible Employee who is identified by the Company on or after August 28, 2002 as a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employees”) or any employee of an Employer who is eligible to participate in the CBS Bonus Deferral Plan, or as applicable its successors, including the ViacomCBS Bonus Deferral Plan, and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934 shall no longer be eligible to participate in this Plan, and shall instead be eligible to participate in the CBS Bonus Deferral Plan for Designated Senior Executives, or as applicable its successors, including the ViacomCBS Bonus Deferral Plan for Designated Senior Executives (the “Executive Bonus Deferral Plan”). Any deferrals made under the Plan by any Reporting Employee who was a participant in the Plan on August 28, 2002 and by any Reporting Employee (or any other Eligible Employee whose securities may be attributable to a Reporting Employee) prior to the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee) were transferred to the Executive Bonus Deferral Plan as of December l , 2005 or, if later, as of the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee).

1.2       Purpose. The purpose of Part A of this Plan is to provide the means by which an Eligible Employee could have, in certain circumstances, elected to defer receipt of a portion of his cash bonus paid under the CBS Corporation Short Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer prior to January 1, 2005. All deferrals on or after January 1, 2005, are governed by Part B of the Plan.

Section 2. Definitions.

The following words and phrases as used in Part A of this Plan have the following meanings:

2.1 The term “Account” shall mean a Participant’s individual account, as described in Section 4 of the Plan.

2.2 The term “Administrative Committee” means (i) for the periods prior to June 1, 2020, the CBS Retirement Committee, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Administrative Committee. The Administrative Committee may act on its own behalf or through the actions of its duly authorized delegate or delegates.

2.3 The term “Board of Directors” means the Board of Directors of the Company.

2.4 The term “Bonus” means any cash bonus paid under the CBS Corporation Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

2.5 The term “Bonus Deferral Contributions” means the portion of the Participant’s Bonus that he elected to defer under the terms of Part A of this Plan. The portion of any Bonus earned in the year 2002 that an Eligible Employee elected to defer under the CBS Excess 401(k) Plan shall be deferred under this Plan, and shall not be recognized under the CBS Excess 401(k) Plan.

2.6 The term “Company” shall refer to (i) CBS Corporation and its subsidiaries for periods prior to December 4, 2019, and (ii) ViacomCBS Inc. for the periods on and after December 4, 2019.

2.7 The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration, or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 5 of the Plan.

2.8 The term “Eligible Employee” means an employee of an Employer who is an eligible employee under the CBS Excess 401(k) Plan, and as applicable its successors. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years during which the Eligible Employee remains an eligible employee under the CBS 401(k) Excess Plan, and as applicable its successors. In no event shall any Reporting Employee be considered an Eligible Employee under this Plan.

2.9 The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

2.10 The term “Investments Committee” means (i) for the periods prior to June 1, 2020, the Investments Committee for CBS Defined Contribution Plans, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Investments Committee.

2.11 The term “Investment Options” means (i) prior to January 1, 2014, the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account, (ii) effective as of January 1, 2014 through December 31, 2014, the notional investment options selected by the CBS Retirement Committee in its sole discretion, and (iii) effective as of January 1, 2015, means the notional investment options elected by the Investments Committee, in its sole discretion.

2.12 The term “Joint Payment Option” means the Participant’s joint payment option election in accordance with Section 4.2 with respect to the distribution upon his termination of employment of amounts credited to his account in the CBS Excess 401(k) Plan, or as applicable its successors, including the ViacomCBS Excess 401(k) Plan, to his Account in this Plan.

2.13 The term “Participant” means an Eligible Employee who elects to have Bonus Deferral Contributions made to the Plan.

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2.14 The term “Plan” means (i) for the periods prior to October 1, 2021, the CBS Bonus Deferral Plan, and (ii) for the periods on and after October 1, 2021, the ViacomCBS Bonus Deferral Plan.

Section 3. Participation.

3.1        Election to Participate.

(a)       Prior to January 1, 2005, an Eligible Employee must have elected to participate in the Plan.

(b)       Any election to defer a portion of a Bonus earned in the year 2002 that was made by an Eligible Employee prior to August 28, 2002 under the CBS Excess 401(k) Plan shall be recognized by and be deemed to have been made under this Plan, and such Eligible Employee shall have become a Participant in this Plan on August 28, 2002.

(c)       For the Plan Year in which an employee first became an Eligible Employee, such Eligible Employee must have elected to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year within 30 days of the date he first became an Eligible Employee in order for the election to be valid. Prior to December 31 of each Plan Year, an Eligible Employee could have elected to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 2002, an Eligible Employee may have made a Bonus Deferral Contribution election with respect to any cash bonus to be earned in 2003 that was scheduled to be paid in 2004 under the CBS Corporation Short-Term Incentive Plan. An Eligible Employee could have made an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election. On and after January 1, 2005, all Bonus Deferral Contributions are deferred under Part B of the Plan.

3.2       Amount of Elections. Each election filed by a Participant must have specified the amount of Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participant’s applicable Bonus.

Section 4. Individual Account.

4.1       Creation of Accounts. The Company will maintain an Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Bonus Deferral Contributions made in all Plan Years, including any Bonus Deferral Contributions for the Bonus earned in the year 2002 that are attributable to Bonus Deferral Contribution elections originally made under the CBS Excess 401(k) Plan.

4.2        Joint Payment Option Election.

(a)       With respect to each Participant in the Plan on August 28, 2002 who was immediately prior to that date a participant in the CBS Excess 401(k) Plan, any Joint Payment Option election recognized under the CBS Excess 401(k) Plan shall apply to the total amount credited to the Participant’s Account in this Plan, together with the total amounts credited to the Participant’s account in the CBS Excess 401(k) Plan.

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(b)       (i) If an Eligible Employee who first became a Participant in this Plan after August 28, 2002 and was a Participant in the CBS Excess 401(k) Plan, any Joint Payment Option election recognized at such time under the CBS Excess 401(k) Plan regarding any Excess Salary Deferral Contributions made by the Participant under the CBS Excess 401(k) Plan shall apply to the Participant’s Account in this Plan, together with the total amounts credited to the Participant’s account in the CBS Excess 401(k) Plan.

(ii)       If such Eligible Employee was not a participant in the CBS Excess 401(k) Plan and, therefore, did not have in effect a Joint Payment Option election under such Plan, the Eligible Employee shall elect a Joint Payment Option under this Plan at the same time that the Eligible Employee files his initial election to commence participation in the Plan pursuant to Section 3.2. Any such Joint Payment Option election made by the Participant in this Plan shall also apply to any future Excess Salary Deferral Contributions that the Participant may make under the CBS Excess 401(k) Plan, or its successors, including the ViacomCBS Excess 401(k) Plan.

(c)       A Participant may elect to receive his entire Account in either of the following Joint Payment Options: (l) a single lump sum; or, (2) annual payments over a period of two, three, four or five years in annual payments on or about January 31st beginning in the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Joint Payment Option election is made in accordance with the terms of the Plan, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31st of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Joint Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31st of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31st of the second, third, fourth, or fifth calendar year following the year in which the Participant terminates employment. In the event a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates at the time of making his Joint Payment Option election a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1: If a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a lump sum payment and terminates employment in 2022, such lump sum shall be paid on or about January 31, 2023. A Participant alternatively could designate January 31st of 2024, 2025, 2026 or 2027 in which to receive his lump sum.

Example 2: If a Participant elects a Joint Payment Option that provides for annual payments over a period of four years and terminates employment in 2022, each payment paid on or about January 31st, 2023 through 2026 will be comprised of approximately 25% of the Participant’s Account as of the Participant’s date of termination. A Participant alternatively could designate 10% of his Account to be distributed in January 2023, 20% in January 2024, 30% in January 2025 and 40% in January 2026; or, any other combination of percentages which totals 100%.

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(e)       Any change of Joint Payment Option election made by a Participant under the CBS Excess 401(k) Plan, or its successors including the ViacomCBS Excess 401(k) Plan, shall apply to the Participant’s Account in this Plan. A Participant may change his Joint Payment Option no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Joint Payment Option election only one time in any calendar year. Any change of a Participant’s existing Joint Payment Option election made less than six months prior to the Participant’s termination of employment for any reason shall be null and void and the Participant’s last valid Joint Payment Option shall remain in effect.

4.3       Investments.

(a)            Prior to January 1, 2014, all Bonus Deferral Contributions were credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan; or if no such election has been made, in the PRIMCO Stable Value Fund (or any successor fund).

Effective as of January 1, 2014, a Participant may select from a list of notional Investment Options how the balance of his Account will be invested. If no selection is made, the Participant’s Account will be notionally invested in the “qualified default investment alternative” (within the meaning of CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan) in effect from time to time. Earnings and losses received on the Participant’s notional investments will be credited to the Participant’s Account in the manner designated by the Investments Committee. The Investments Committee shall develop such procedures as it, in its discretion, deems advisable with respect to the selection of notional investments by Participants and the reflection of value attributable to such notional investments in their Accounts, including, without limitation, procedures which restrict a Participant’s ability to notionally invest in certain Investment Options.

(b)           (i) Prior to October 2, 2017, if a terminated Participant elected (or was deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminated employment, no additional adjustments were made to the Participant’s Account after December 31st of the calendar year in which the Participant terminated employment. If a Participant elected a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminated employment, the Participant’s Account was credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminated employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum was paid.

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(ii)        Effective October 2, 2017, if a terminated Participant elected (or is deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment, or if the Participant elects a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminates employment, the Participant’s Account shall be credited with earnings based on the rate of return of his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which the single lump sum payment is determined and paid.

(c)            (i) Prior to October 2, 2017, if a terminated Participant elected annual payments, no additional adjustments were made to any amount payable in the first calendar year following the year in which the Participant terminated employment. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminated employment, the Participant’s Account was credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminated employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment was made.

(ii)        Effective October 2, 2017, if a terminated Participant elects annual payments, the Participant’s Account shall be credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which each annual payment is determined and paid.

(d)           No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

4.4       Account Statements. Each Participant will be given, at least annually, a statement showing (i) Bonus Deferral Contributions, and (ii) the balance of the Participant’s Account after crediting Investments.

Section 5. Payment.

5.1       Payment on Account of Termination of Employment for Reasons Other than Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Joint Payment Option in effect with respect to the Participant.

5.2       Payment on Account of Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following the date he meets the definition of Disability in accordance with the Joint Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Account shall be made as otherwise provided in this Section 5 at the time of his subsequent termination of employment.

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Section 6. Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 7. Hardship Distributions and Deferral Revocations.

A Participant may request the Administrative Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Administrative Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Administrative Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Administrative Committee, whether or not the Participant demonstrates an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 8. Beneficiary Designation.

Prior to January 1, 2014, Participant’s beneficiary designation for this Plan were automatically the same as the Participant’s beneficiary designation recognized under the CBS Excess 401(k) Plan. Effective as of January 1, 2014, a Participant’s beneficiary designation for the Plan will be a separate written designation in a form acceptable to the Administrative Committee that has been properly filed with the Administrative Committee and recorded in the Company’s records. If no such beneficiary designation has been made under the Plan, then a Participant’s beneficiary designation for the Plan shall be the same as the Participant’s beneficiary designation recognized under the CBS Excess 401(k) Plan, or its successors, including the ViacomCBS Excess 401(k) Plan, as applicable. If no such beneficiary designation has been made under the CBS Excess 401(k) Plan, or its successors, then a Participant’s beneficiary designation for the Plan shall be the same as the Participant’s beneficiary designation recognized under the CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan, as applicable.

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Section 9. Administration.

9.1       Administrative Committee. This Plan will be administered by the Administrative Committee, the members of which will be selected by the Board of Directors.

9.2       Powers of the Administrative Committee. The Administrative Committee’s powers will include, but will not be limited to, the power:

(i)       to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)            to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)          to adopt rules consistent with the Plan; and

(iv)          to approve certain amendments to the Plan.

9.3       Claims Procedure. The Administrative Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Administrative Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Administrative Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Administrative Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

9.4       Finality of Administrative Committee Determinations. Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

9.5       Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

9.6       Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

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9.7       Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 10. No Employment Rights.

No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 11. Amendment, Suspension, and Termination.

The Administrative Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his account. In the event the Plan is terminated, the Administrative Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.

IN WITNESS WHEREOF, in accordance with the Administrative Committee’s August 20, 2021 Unanimous Written Consent, the Company has caused this Plan to be executed by its duly authorized representative this 20th day of September, 2021.

ViacomCBS Inc.

By:	/s/ Mark Beatty
Mark Beatty

Its:	Member, ViacomCBS Administrative Committee

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VIACOMCBS BONUS DEFERRAL PLAN PART B

(2021 Restatement)

Section 1. Establishment and Purpose of the Plan.

1.1       Establishment. The Viacom Bonus Deferral Plan was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. On December 31, 2005, the Viacom Bonus Deferral Plan was renamed the CBS Bonus Deferral Plan, and as of October 1, 2021, it was amended and restated and renamed the ViacomCBS Bonus Deferral Plan.

1.2.       Amendment and Restatement. The Plan was restated, effective as of January 1, 2009, by the adoption of Part B of the Plan, as set forth herein, and is hereby amended and restated effective as of October 1, 2021. Part A of the Plan, consisting of the original Plan adopted August 28, 2002, along with certain amendments, applies to compensation that was Deferred during calendar years ending prior to January 1, 2005 in accordance with the terms of those documents in effect from time to time prior to October 3, 2004, subject to certain exceptions set forth in Part A of the Plan. The provisions of this Part B shall apply to compensation that is Deferred on or after January 1, 2005. This Part B of the Plan is intended to meet all of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.

1.3       Merger. Under an Agreement and Plan of Merger between CBS Corporation and Viacom Inc., dated August 13, 2019, Viacom Inc. merged with and into CBS Corporation on December 4, 2019, to become ViacomCBS Inc.

1.4       Reporting Employees. Any Eligible Employee who is identified by the Company on or after August 28, 2002 as a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employee”) or any employee of an Employer who is eligible to participate in the Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934 shall no longer be eligible to participate in the Plan, and shall instead be eligible to participate in the CBS Bonus Deferral Plan for Designated Senior Executives, or as of October 1, 2021, its successor the ViacomCBS Bonus Deferral Plan for Designated Senior Executives (the “Executive Bonus Deferral Plan”) effective as of the date on which the Employee becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee). Any deferrals made under the Plan by any Reporting Employee who was a participant in the Plan on August 28, 2002 and by any Reporting Employee (or any other Eligible Employee whose securities may be attributable to a Reporting Employee) prior to the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee) shall be transferred to the Executive Bonus Deferral Plan as of December 1, 2005 or, if later, as of the date the Employee becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee). Elections as to the time and form of payment made by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) under the Plan prior to the date his account is transferred to the Executive Bonus Deferral Plan shall remain in full force following the transfer.

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1.5       Purpose. The purpose of Part B of the Plan is to provide a means by which a select group of Eligible Employees may, in certain circumstances, elect to defer receipt of a portion of their cash Bonuses received on or after January 1, 2005.

Section 2. Definitions.

The following words and phrases as used in Part B of the Plan have the following meanings:

2.1       The term “Account” shall mean a Participant’s individual account, as described in Section 4.1 of the Plan.

2.2       The term “Administrative Committee” means (i) for the periods prior to June 1, 2020, the CBS Retirement Committee, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Administrative Committee. The Administrative Committee may act on its own behalf or through the actions of its duly authorized delegates.

2.3        The term “Annual Payments” is defined in Section 5.1 (b)(i).

2.4       The term “Board of Directors” means the Board of Directors of the Company.

2.5       The term “Bonus” means any cash bonus paid under the STIP and any other annual cash bonus plan (or annual component of a cash bonus plan) sponsored by an Employer which, in the discretion of the Administrative Committee, is comparable to the STIP.

2.6       The term “Bonus Deferral Contributions” means the portion of the Participant’s Bonus that he elects to defer under the terms of the Plan. The portion of any Bonus earned in the year 2002 that an Eligible Employee elected to defer under the CBS Excess 401(k) Plan (formerly known as the Viacom Excess 401(k) Plan) shall be deferred under the Plan, and shall not be recognized under the CBS Excess 401(k) Plan, or its successor the ViacomCBS Excess 401(k) Plan.

2.7       The term “Code” means the Internal Revenue Code of 1986, as amended.

2.8        The term “Company” shall refer to (i) CBS Corporation and its subsidiaries for periods prior to December 4, 2019, and (ii) ViacomCBS Inc. for the periods on and after December 4, 2019.

2.9       The term “Deferral Election” is defined in Sections 3.1(b) and 3.1 (c).

2.10       The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

2.11       The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer.

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2.12       The term “Election Agreement” is defined in Section 3.1(d).

2.13       The term “Election Filing Date” means, except as provided in Section 3.1(c), the date not later than the December 31 immediately preceding the first day of the applicable calendar year for which a particular Deferral Election is made.

2.14       The term “Eligible Employee” means an employee of an Employer who is an eligible employee under (i) for the periods prior to October 1, 2021, the CBS Excess 401(k) Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS Excess 401(k) Plan. If an employee becomes an Eligible Employee in any calendar year, such employee shall remain an Eligible Employee for all future calendar years during which the Eligible Employee remains an eligible employee under the CBS Excess 401(k) Plan, or its successor the ViacomCBS Excess 401(k) Plan. In no event shall any Reporting Employee be considered an Eligible Employee under the Plan.

2.15       The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees, except as provided in Section 2.26.

2.16       The term “Investments Committee” means (i) for the periods prior to June 1, 2020, the Investments Committee for CBS Defined Contribution Plans, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Investments Committee.

2.17       Prior to January 1, 2014 through December 31, 2014, the term “Investment Options” means the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account and effective as of January 1, 2014, means the notional investment options selected by the CBS Retirement Committee in its sole discretion, and effective as of January 1, 2015, means the notional investment options elected by the Investments Committee, its sole discretion.

2.18       The term “Joint Payment Option” means the time and form of payment options available for the payment of an Account as described in Section 5.1.

2.19       The term “Joint Payment Option Election” means an election of a Joint Payment Option by a Participant as described in Section 5.1.

2.20       The term “Participant” means an Eligible Employee who elects to have Bonus Deferral Contributions made to the Plan.

2.21       The term “Payment Election” is defined in Section 5.1(a).

2.22       The term “Plan” means (i) for the periods prior to October 1, 2021, the CBS Bonus Deferral Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS Bonus Deferral Plan. Part A of the Plan is attached hereto and shall apply to compensation which was Deferred prior to January 1, 2005. Part B of the Plan is set forth herein and shall apply to compensation which is Deferred on or after January 1, 2005. Certain provisions of this Part B apply as of certain earlier effective dates as specified herein. References to “the Plan” shall be considered references to Part A and/or Part B of the Plan as context requires.

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2.23       The term “Post-2004 Subaccount” is defined in Section 4.1.

2.24       The term “Pre-2005 Subaccount” is defined in Section 4.1.

2.25       The term “Reporting Employee” is defined in Section 1.4.

2.26       The term “Separation from Service” means the condition that exists when a Participant and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months). For purposes of this Section 2.26, for periods during which a Participant is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Participant is treated as providing bona fide services at the level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 2.26 (including for purposes of determining the applicable 36-month (or shorter) period). For purposes of this Section 2.26 and notwithstanding Section 2.15, the “Employer” shall be considered to include all members of the controlled group of corporations, trades or businesses which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.” Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1 (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

2.27       The term “STIP” means (i) for the periods prior to October 1, 2021, the CBS Corporation Short-Term Incentive Plan, and (ii) for the periods on and after October 1, 2021, the ViacomCBS Senior Executive Short-Term Incentive Plan, as amended from time to time.

2.28       The term “Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising due to results beyond the control of the Participant. This Section 2.28 shall be interpreted in a manner consistent with Code Section 409A and applicable provisions of the Treasury Regulations.

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2.29       The term “ViacomCBS 401(k) Plan” means the ViacomCBS 401(k) Plan (formerly known as the CBS 401(k) Plan), originally effective as of September 1, 2001, and as amended from time to time thereafter (or any successor plan).

Section 3. Participation.

3.1       Election to Participate.

(a)            An Eligible Employee must elect to participate in the Plan as provided below.

(b)           To participate in the Plan for a calendar year, an Eligible Employee must make an annual election (a “Deferral Election”) to defer receipt of a specified portion of his or her Bonus earned during such calendar year and scheduled to be paid in the succeeding calendar year in accordance with this Section 3. Subject to Section 3.1 such Deferral Election must be made not later than the Election Filing Date and shall be effective as of the Election Filing Date. For example, prior to December 31, 2009, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any Bonus to be earned in 2010 that is scheduled to be paid in 2011. An Eligible Employee may make a Deferral Election whether or not such employee previously has made, or currently has in effect, any election to make Excess Salary Reduction Contributions under the CBS Excess 401(k) Plan, or its successor the ViacomCBS Excess 401(k) Plan. An Eligible Employee’s entitlement to make Bonus Deferral Contributions shall cease with respect to any Bonus payable with respect to the calendar year following the calendar year in which he or she ceases to be an Eligible Employee.

(c)            Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during the course of a calendar year beginning on or after January 1, 2005 must make a Deferral Election with respect to any Bonus scheduled to be paid in the next succeeding calendar year within 30 days of the date he first becomes an Eligible Employee, provided that such employee has not already become eligible to participate in any other account balance plan of the Employer (as modified by Section 2.26). Such Deferral Election shall be effective on the date made and shall be effective with regard to the Bonus scheduled to be paid during the calendar year following the filing of the Deferral Election with the Administrative Committee, as determined pursuant to the pro-ration method permitted under Code Section 409A. If an Eligible Employee is a participant in another account balance plan that is required to be aggregated with the Plan under Code Section 409A when he first becomes eligible to participate in the Plan, such Eligible Employee shall be eligible to make a Deferral Election for the calendar year immediately following the calendar year of his initial eligibility by making an election in accordance with Section 3.1 (b) above.

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(d)           All Deferral Elections shall be made on a written or electronic form acceptable to the Administrative Committee (an “Election Agreement”) filed with the Administrative Committee and shall specify the percentage of a Participant’s Bonus that is to be deferred under the Plan during the applicable calendar year.

(e)            All Deferral Elections relating to calendar years beginning on or after January 1, 2005, once effective, shall be irrevocable for that calendar year. All Participants are required to make a Deferral Election for each calendar year. If an Eligible Employee fails to make a Deferral Election for a given calendar year, the Eligible Employee shall not be entitled to participate in the Plan during that calendar year. Such Eligible Employee may resume participation in the Plan by completing and filing with the Administrative Committee a new Deferral Election by the Election Filing Date for the succeeding calendar year(s).

3.2       Amount of Elections. Each Deferral Election filed by an Eligible Employee must specify the amount of Bonus Deferral Contributions in a whole percentage between 1% and 15% of the Eligible Employee’s applicable Bonus.

Section 4. Individual Account.

4.1       Creation of Accounts. The Company will establish and maintain on its books a reserve Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Bonus Deferral Contributions (and earnings and losses thereon) made in all calendar years, including any Bonus Deferral Contributions for the Bonus earned in 2002 that are attributable to Deferral Elections originally made under the CBS Excess 401(k) Plan. A Participant’s Account will be divided into the following subaccounts: (i) a “Pre-2005 Subaccount” for amounts Deferred as of December 31, 2004 (and earnings and losses thereon), and (ii) a “Post-2004 Subaccount” for amounts Deferred after December 31, 2004 (and earnings and losses thereon). Amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status, shall be subject to the terms and conditions specified in Part A of the Plan as in effect as of October 3, 2004. A Participant will always be 100% vested in amounts credited to his or her Account hereunder.

4.2       Investments.

(a)            Prior to January 1, 2014, amounts, if any, in a Participant’s Post-2004 Subaccount will be credited through December 31st of the calendar year in which the Participant experiences a Separation from Service with an amount equal to the amount which would have been earned had such amounts been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his contributions invested under (i) for the periods prior to October 1, 2021, the CBS 401(k) Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS 401(k) Plan (other than the Self-Directed Account).

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Effective as of January 1, 2014, a Participant may select from a list of notional Investment Options how the balance of his or her Account will be invested. If no selection is made, the Participant’s Account will be notionally invested in the “qualified default investment alternative” within the meaning of (i) for the periods prior to October 1, 2021, the CBS 401(k) Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS 401(k) Plan. Earnings and losses received on the Participant’s notional investments will be credited to the Participant’s Account in the manner designated by the Investments Committee. The Investments Committee shall develop such procedures as it, in its discretion, deems advisable with respect to the selection of notional investments by Participants and the reflection of value attributable to such notional investments in their Accounts, including, without limitation, procedures which restrict a Participant’s ability to notionally invest in certain Investment Options.

(b)            (i) Prior to October 2, 2017, when a Participant experienced a Separation from Service and elected (or was deemed to elect) to have his Post-2004 Subaccount distributed in a single lump sum, the Participant’s Post 2004 Subaccount was credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experienced a Separation from Service that resulted in the Participant’s Post-2004 Subaccount becoming payable, and continuing through the date upon which such single lump sum payment was determined if such determination date was after December 31st of the calendar year in which the Participant experienced a Separation from Service. Payments due on January 31st of a calendar year were determined on the previous December 31st, while payments due on the first business day of a calendar month were determined on the last day of the second preceding calendar month (e.g., a payment scheduled for the first business day of March will be determined on the preceding January 31st).

(ii)       Effective on and after October 2, 2017, a Participant who experienced or experiences a Separation from Service and elected (or is deemed to elect) to have his Post-2004 Subaccount distributed in a single lump shall have his Post-2004 Subaccount credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which the single lump sum payment is determined and paid.

(c)            (i) Prior to October 2, 2017, if a Participant experienced a Separation from Service and elected to have his Post-2004 Subaccount distributed in Annual Payments, the Participant’s Post-2004 Subaccount were credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experienced a Separation from Service that resulted in the Participant’s Post-2004 Subaccount becoming payable, and continuing through the date upon which such Annual Payment was determined, if such determination date was after December 31st of the calendar year in which the Participant experienced a Separation from Service. Payments due on January 31st of a calendar year were determined on the previous December 31st, while payments due on the first business day of a calendar month were determined on the last day of the second preceding calendar month (e.g., a payment scheduled for the first business day of March was determined on the preceding January 31st).

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(ii)       Effective on and after October 2, 2017, a Participant who experienced or experiences a Separation from Service and elects to have his Post-2004 Subaccount distributed in Annual Payments shall have his Post-2004 Subaccount credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which each Annual Payment is determined and paid.

(d)            No provision of the Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

4.3       Account Statements. Each Participant will be given, at least annually, a statement showing (i) Bonus Deferral Contributions, and (ii) the balance of the Participant’s Account after crediting Investments.

Section 5. Payment.

5.1       Joint Payment Option Election.

(a)            An Eligible Employee who has not elected or been deemed to have elected a Joint Payment Option under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A shall, when he first becomes eligible to participate in the Plan, elect a Joint Payment Option on a written or electronic form acceptable to the Administrative Committee (a “Payment Election”) at the same time that the Eligible Employee files his initial Deferral Election to commence participation in the Plan pursuant to Section 3.1 and in any event not later than his initial Election Filing Date. Such Payment Election shall be effective as of such initial Election Filing Date and shall be irrevocable. A Joint Payment Option elected pursuant to a Payment Election shall apply to all amounts credited to the Participant’s Post-2004 Subaccount in the Plan and his Post-2004 Subaccount under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A.

(b)           (i) A Participant may elect to receive his entire Post-2004 Subaccount under either of the following Joint Payment Options: (A) a single lump sum; or, (B) annual payments over a period of two, three, four or five years (“Annual Payments”). The Annual Payments shall be treated as a single payment for purposes of this Section 5. If a Participant elects to receive Annual Payments over a period of two or more years, such Annual Payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Joint Payment Option Election, a specific percentage of his Post-2004 Subaccount to be distributed in each year. All specified percentages must be a whole multiple of and the total of all designated percentages must be equal to 100%. Effective as of October 2, 2017, if a Participant elects to receive Annual Payments over a period of two or more years, such Annual Payments shall be made in substantially equal annual installments, and the Participant shall not be able to designate a specific percentage of his Post-2004 Subaccount to be distributed in each year.

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(ii)           If a Participant makes a Joint Payment Option Election to receive Annual Payments, the first payment shall be made on the later of (A) January 31st of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and any subsequent Annual Payments shall be made on each applicable January 31st thereafter.

(iii)         If a Participant makes a Joint Payment Option Election to receive payments in a single lump sum, such lump sum payment shall be made on the later of (A) January 31st of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service. Alternatively, a Participant may elect for the single lump sum to be paid on January 31st of the second, third, fourth, or fifth calendar year following the end of the calendar year in which the Participant experiences a Separation from Service.

(iv)          If a Participant does not make a Joint Payment Option Election in accordance with the terms of the Plan or under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A, such Participant shall be deemed to have made a Joint Payment Option Election to receive his Post-2004 Subaccount in a single lump sum payable in accordance with the first sentence of Section 5.1(b)(iii).

(v)           The following examples illustrate the provisions of this Section:

Example 1: Assume that a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a single lump sum payment on the later of (A) January 31st of the calendar year following the calendar year in which he incurs a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and the Participant experiences a Separation from Service on March 15, 2021. The lump sum shall be paid on January 31, 2022. The Participant alternatively could have elected to receive his lump sum payment on January 31, 2023, 2024, 2025 or 2026.

Example 2: Same facts as Example 1, except the Participant experiences a Separation from Service on September 15, 2021. In this example, the lump sum will be paid on the first business day in April 2022.

Example 3: If a Participant elects a Joint Payment Option that provides for Annual Payments over a period of four years in the event of a Separation from Service and experiences a Separation from Service on March 15, 2021, each payment on January 31, 2022 through 2025 will be comprised of approximately 25% of the Participant’s Post-2004 Subaccount as of the Participant’s date of Separation from Service, though the actual amount of each payment may not be the same due to crediting of investment gains and losses through December 31st of the calendar year prior to the calendar year of each such payment, or, effective after October 2, 2017, the actual amount of each payment may not be the same due to crediting of investment gains and losses through the payment date . Prior to October 2, 2017, a Participant alternatively could designate that 10% of his Post-2004 Subaccount be distributed on January 31, 2010, 20% on January 31, 2011, 30% on January 31, 2012 and 40% on January 31, 2013, or, any other combination of percentages that totals 100%.

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Example 4: Same facts as Example 3, except the Participant experiences a Separation from Service on September 15, 2021. In this example, the first payment shall be made on the first business day in April 2022, and the remaining three payments will be made on January 31, 2023, 2024 and 2025. The alternative schedule described in Example 3 would result in payment of 10% of his Post-2004 Subaccount on the first business day in April 2022, 20% on January 31, 2023, 30% on January 31, 2024 and 40% on January 31, 2025.

5.2       Payment on Account of Separation from Service. If a Participant experiences a Separation from Service prior to his death, the Participant shall commence receiving payments from his Post-2004 Subaccount in accordance with the Joint Payment Option Election in effect with respect to the Participant.

5.3       Payment on Account of Participant’s Death. If a Participant dies prior to his Separation from Service, or after his Separation from Service but prior to the distribution of his entire Post-2004 Subaccount, the Participant’s entire Post-2004 Subaccount shall be paid to the Participant’s beneficiary in a single lump sum payment within 90 days of the Participant’s death. The Participant’s Post-2004 Subaccount shall continue to be credited with earnings in accordance with Section 6.2 until his entire Post-2004 Subaccount is distributed.

Section 6. Unforeseeable Emergency Distributions and Deferral Revocations.

A Participant may request the Administrative Committee to accelerate distribution of all or any part of the value of his Post-2004 Subaccount solely for the purpose of alleviating an Unforeseeable Emergency. Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and after taking into account any additional compensation that is available to the Participant upon cancellation of the Participant’s Bonus Contributions. The Administrative Committee may request that the Participant provide certifications and other evidence of qualification for such Unforeseeable Emergency distribution as it determines appropriate. The decision of the Administrative Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Administrative Committee, even if the Participant demonstrates that an Unforeseeable Emergency exists, and shall be final and binding and not subject to review. If a Participant receives a distribution upon an Unforeseeable Emergency pursuant to this Section 6, or a hardship withdrawal under the ViacomCBS 401(k) Plan (or its predecessor, the CBS 401(k) Plan, as applicable), the Participant’s Deferral Election will be canceled in its entirety for the remainder of the calendar year in which such Unforeseeable Emergency distribution is made under the Plan and under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A.

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Section 7. Beneficiary Designation.

A Participant’s beneficiary designation for the Plan will automatically be the same as the Participant’s beneficiary designation recognized under the ViacomCBS 401(k) Plan (or its predecessor, the CBS 401(k) Plan, as applicable) unless a separate written designation of beneficiary form for the Plan has been properly filed with the Administrative Committee in a form acceptable to the Administrative Committee. In the absence of such a designation and at any other time when there is no existing beneficiary designated hereunder, the beneficiary of the Participant for payment of his Post-2004 Subaccount hereunder shall be the estate of the Participant. If two or more persons designated as a Participant’s beneficiary are in existence with respect to his Post 2004 Subaccount, the amount of any lump sum payment payable hereunder shall be divided equally among such persons unless the Participant’s beneficiary designation specifically provides for a different allocation.

Section 8. Nature of Interest of Participant.

Participation in the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 9. Administration.

9.1.        Administrative Committee. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have sole and absolute discretion to interpret, where necessary, the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of any Participant and any other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan.

9.2        Powers of the Administrative Committee. In furtherance of, but without limiting, Section 9.1, the Administrative Committee shall have the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Administrative Committee):

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(i)        to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)           to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)         to adopt rules consistent with the Plan;

(iv)          to approve certain amendments to the Plan;

(v)           to determine the amounts payable to any person under the Plan; and

(vi)          to conduct the claims procedure specified in Section 9.3.

9.3       Claims Procedure. The Administrative Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Administrative Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Administrative Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Administrative Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

9.4       Finality of Administrative Committee Determinations. Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

Section 10. No Employment Rights.

No provisions of the Plan or any action taken by the Company, any Employer, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of the Company or any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Participant is specifically reserved.

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Section 11. Amendment, Suspension, and Termination.

The Administrative Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his Account; provided, however, that the consent requirement of Participants to certain actions shall not apply to any amendment or termination that is deemed necessary by the Company to avoid the imposition on any person of additional taxes, penalties or interest under Code Section 409A. In the event the Plan is terminated, the Administrative Committee may continue to administer the Plan in accordance with the relevant provisions thereof or shall have the right to change the time and form of distribution of Participants’ Accounts, including requiring that the Accounts be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with the requirements of Code Section 409A.

Section 12. Miscellaneous.

12.1       Severability. If a provision of the Plan shall be held invalid, the invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

12.2       Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

12.3       Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

12.4       Code Section 409A. To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. The Plan shall be administered and interpreted in a manner consistent with this intent. If any provision of the Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations. Notwithstanding the foregoing or any other provision of the Plan to the contrary, neither the Company nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.

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IN WITNESS WHEREOF, in accordance with the Administrative Committee’s August 20, 2021 Unanimous Written Consent, the Company has caused this Plan to be executed by its duly authorized representative this 20th day of September, 2021.

ViacomCBS Inc.

By:	/s/ Mark Beatty
Mark Beatty

Its:	Member, ViacomCBS Administrative Committee

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